Exhibit 99.1

CONTACTS:
Tim Perrott	Danny Jovic
Investor Relations	Media Relations
561-438-4629	561-438-1594
Tim.Perrott@officedepot.com	Danny.Jovic@officedepot.com

The ODP Corporation Announces Third Quarter 2020 Results

Revenue of $2.5 Billion with GAAP EPS of $1.04; Adjusted EPS of $1.80

Dynamic Ecosystem and Diverse Routes to Market Drive Results

Significant Cash Flow Generation with $1.7 Billion in Total Available Liquidity

Reinstates Share Repurchase Program

Boca Raton, Fla., November 5, 2020 — The ODP Corporation (“ODP,” or the “Company”) (NASDAQ: ODP), a leading provider of business services, products and digital workplace technology solutions through an integrated B2B distribution platform, today announced results for the third quarter ended September 26, 2020.

Consolidated (in millions, except per share amounts)	3Q20	3Q19	YTD20	YTD19
Sales	$2,539	$2,782	$7,422	$8,139
Sales change from prior year period	(9)%		(9)%
Operating income (loss)	$102	$108	$(273)	$117
Adjusted operating income (1)	$138	$137	$257	$275
Net income (loss)	$57	$60	$(337)	$44
Diluted earnings (loss) per share (2)	$1.04	$1.09	$(6.40)	$0.79
Adjusted net income (1)	$97	$84	$159	$160
Adjusted earnings per share (most dilutive) (2)	$1.80	$1.53	$2.95	$2.89
Adjusted EBITDA (1)	$186	$191	$402	$434
Operating Cash Flow	$309	$212	$489	$214
Free Cash Flow (3)	$295	$180	$435	$91
Adjusted Free Cash Flow (4)	$312	$209	$478	$175

Third Quarter 2020 Summary(1)

•

Total reported sales of $2.5 Billion, down 9% versus last year and up 18% sequentially compared to the second quarter of 2020. Sequential sales performance represents an 800 basis points trend improvement when comparing year-over-year revenue performance

•	GAAP operating income of $102 million and net income of $57 million, or $1.04 per share, each down approximately 5% year-over-year
•	Adjusted operating income of $138 million, flat year-over-year and up from $10 million in second quarter of 2020; and adjusted EBITDA of $186 million
•	Adjusted net income of $97 million, or adjusted earnings per share of $1.80, up 15% and 18%, respectively year-over-year
•	Improved working capital conversion resulted in operating cash flow of $309 million and adjusted free cash flow of $312 million, versus $212 and $209 million, respectively in prior year
•	$1.7 billion of total available liquidity including $743 million in cash

“Strong execution by our team resulted in improving revenue and operating results as the business environment continues to recover from the impact of the COVID-19 pandemic. I want to thank our associates for their continued commitment in driving these results, while maintaining their focus on measures to help keep our customers and employees safe throughout these challenging times,” said Gerry Smith, chief executive officer of The ODP Corporation.

“Our improved results reflect the continued focus on our low cost model and the positive dynamics of our ecosystem, which combines our diverse routes to market with an expanded product portfolio and flexible supply chain capabilities, meeting the needs of businesses and consumers alike. Our value proposition continued to resonate with customers whether working from home or in the office, driving growth in home office technology and workspace categories, and strong demand through our eCommerce channel, which was up 20% over last year and approaching over $1.2 billion in sales on an annual run-rate basis. Our trusted supply chain and distribution capabilities reliably met the essential needs of our customers, generating interest in new business relationships and expanded services. These factors drove sequential revenue growth, delivered operating income nearly flat with the pre-COVID environment last year, and helped generate over $300 million in adjusted free cash flow. These accomplishments are a testament to the power of our ecosystem and were achieved despite a back-to-school selling season that has been delayed due to conditions caused by the pandemic. With the building blocks in place supporting our strong foundation, we are confident in our future opportunities and driving profitable growth,” he added.

Consolidated Results

Reported (GAAP) Results

Total reported sales for the third quarter of 2020 were $2.5 billion, a decrease of 9% compared to the third quarter of 2019. The year-over-year decrease in revenue was primarily the result of lower sales in the Business Solutions Division (BSD) and CompuCom Division driven by impacts related to the COVID-19 pandemic. On a sequential basis compared to the second quarter of 2020, total reported sales increased 18%, driven by strong eCommerce sales and demand for work and learn-from-home products. Product sales in the third quarter were down 7% relative to the prior year period. Service revenue was down 19% in the third quarter related to lower comparable sales at CompuCom and sales of services in our BSD and Retail Divisions, all of which were negatively impacted by the COVID-19 outbreak.

Sales Breakdown (in millions)	3Q20	3Q19	YTD20	YTD19
Product sales	$2,209	$2,377	$6,403	$6,921
Product sales change from prior year	(7)%		(7)%
Service revenues	$330	$405	$1,019	$1,218
Service revenues change from prior year	(19)%		(16)%
Total sales	$2,539	$2,782	$7,422	$8,139

The Company reported operating income of $102 million in the third quarter of 2020, compared to $108 million in the prior year period. GAAP operating results in the third quarter included a total of $36 million of charges which include $10 million of non-cash asset impairment charges and $26 million of merger and restructuring costs. Asset impairment charges of $10 million in the third quarter of 2020 included $7 million related to the impairment of operating lease right-of-use (ROU) assets associated with the Company’s retail store locations, with the remainder primarily relating to the impairment of fixed assets. Merger and restructuring costs of $26 million include $5 million in restructuring charges associated with the Business Acceleration Program (“BAP”), $17 million in restructuring charges associated with the Maximize B2B Restructuring Plan, and $3 million in merger, acquisition and integration-related expenses. Net income was $57 million, or $1.04 per diluted share in the third quarter of 2020, compared to $60 million, or $1.09 per diluted share in the third quarter of 2019.

Adjusted (non-GAAP) Results (1)

Adjusted results for the third quarter of 2020 exclude charges and credits totaling $36 million, primarily comprised of $10 million in non-cash asset impairments and $26 million of merger and restructuring costs, and the tax impacts associated with the above items.

•

Third quarter of 2020 adjusted EBITDA was $186 million compared to $191 million in the prior year period. This included adjusted depreciation and amortization(5) of $45 million and $51 million in the third quarters of 2020 and 2019, respectively.

•	Third quarter of 2020 adjusted operating income was $138 million compared to $137 million in the third quarter of 2019, including the impacts related to the COVID-19 pandemic.
•

Third quarter of 2020 adjusted net income was $97 million, or $1.80 per diluted share, compared to $84 million, or $1.53 per diluted share, in the third quarter of 2019. Reduced interest expense and fewer outstanding shares contributed to this performance.

Third Quarter Division Results

Business Solutions Division (BSD)

BSD reported sales were $1.2 billion in the third quarter of 2020, down 11% compared to the same period last year. The year-over-year sales performance was impacted by conditions caused by the COVID-19 outbreak, negatively impacting sales in the contract channel. This impact was partially offset by a 20% increase in sales in its eCommerce channel, and growth in certain adjacency product sales. Adjacency product categories, which include cleaning/breakroom, personal protective equipment (PPE), technology, furniture, and copy and print, comprised 47% of total BSD revenues in the quarter. When comparing to the second quarter of 2020, reported sales performance improved 17%, highlighting the strength of our value proposition and improving business conditions.

“Diverse channels to market and our large ecosystem are helping our BSD Division recover from the challenges caused by the pandemic. We’re serving customers both at home and in the office via multiple channels, and our value proposition continues to resonate with enterprise customers as they begin to recover from the pandemic. While volume is down in our contract channel, we have seen strong increases in our eCommerce channel and strong growth in home office related products. While challenges remain, we are encouraged by the pace of new business wins and renewals, progressing to its highest level in recent quarters,” Smith added.

Business Solutions Division (in millions)	3Q20	3Q19	YTD20	YTD19
Sales	$1,197	$1,350	$3,554	$4,022
Sales change from prior year	(11)%		(12)%
Division operating income	$45	$71	$98	$203
Division operating income margin	3.8%	5.3%	2.8%	5.0%

BSD operating income was $45 million in the third quarter of 2020 compared to $71 million in the prior year period. The decrease in operating income was related to the flow through impact of lower sales volume related to the effects of the COVID-19 pandemic and product mix, partially offset by a reduction in selling, general and administrative expenses achieved through our Business Acceleration Program.

Retail Division

The Retail Division reported sales were $1.1 billion in the third quarter of 2020, down 3% versus the prior year period. Planned closures of underperforming stores and fewer transactions drove the reported decline with 73 fewer retail outlets at the end of the third quarter as compared to the prior year. The back-to-school season was also negatively impacted by the cancellation or delayed start of in-person school due to the pandemic, contributing to lower sales. Partially offsetting these impacts were increased demand for essential work/learn-from-home enabling products, cleaning and breakroom supplies, and technology products, as well as an 82% increase in our buy online, pick up in store (BOPIS) offering.

Retail Division (in millions)	3Q20	3Q19	YTD20	YTD19
Sales	$1,147	$1,177	$3,216	$3,352
Comparable store sales change from prior year	N/A		N/A
Division operating income	$119	$84	$224	$160
Division operating income margin	10.4%	7.1%	7.0%	4.8%

Retail Division operating income was $119 million in the third quarter of 2020, up 42% over the same period last year. As a percentage of sales, this performance reflects an approximate 320 basis point margin improvement. The increase in operating income versus the prior year was largely related to strong demand for home office and cleaning/breakroom categories, coupled with lower operating lease costs and lower SG&A from cost savings initiatives, and improvements in distribution and inventory management costs.

During the third quarter of 2020, the Company closed 16 stores and ended the quarter with a total of 1,244 stores in the Retail Division.

CompuCom Division

The CompuCom Division reported sales were $197 million in the third quarter of 2020, down 22% compared to the prior year period. The year-over-year decrease was due to lower product sales and services volumes as the COVID-19 health crisis impacted business operations of certain customers.

CompuCom Division (in millions)	3Q20	3Q19	YTD20	YTD19
Sales	$197	$252	$646	$758
Sales change from prior year	(22)%		(15)%
Division operating income (loss)	$3	$3	$10	$(11)
Division operating income (loss) margin	1.5%	1.2%	1.5%	(1.5)%

The CompuCom Division operating income was $3 million in the third quarter of 2020, flat with the third quarter of 2019. BAP cost efficiency measures helped offset lower service and product sales volume related to disruptions caused by the COVID-19 outbreak.

“While the conditions caused by the pandemic are impacting CompuCom’s performance, we remain encouraged by the opportunities ahead, particularly in relation to their capabilities in addressing the evolving trends in the “future of work” and cloud-based services,” said Smith. CompuCom’s unique capabilities to support distributed work forces with state of the art technology and over 6,000 technical and support personnel, including its field force, have it well positioned to capitalize on opportunities in the future. In order to fully maximize its full potential, we’re performing an end-to-end business review and evaluating all options to drive future value and success into 2021 and beyond,” he added.

Balance Sheet and Cash Flow

As of September 26, 2020, ODP had total available liquidity of approximately $1.7 billion, consisting of $743 million in cash and cash equivalents and $1.0 billion of available credit under the Third Amended Credit Agreement. Total debt was $375 million.

For the third quarter of 2020, cash provided by operating activities was $309 million, which included $4 million in acquisition and integration-related costs and $17 million in restructuring costs, compared to cash provided by operating activities of $212 million in the third quarter of the prior year, which included $3 million and $30 million, respectively of the same costs.

Capital expenditures in the quarter were $14 million versus $32 million in the prior year period, reflecting lower investment in retail operations, while continuing growth investments in the Company’s service platform, distribution network, and eCommerce capabilities. The cash charges associated with the Company’s Business Acceleration Program and its Maximize B2B Restructuring Plan in the quarter were $4 million and $13 million, respectively. Accordingly, Adjusted Free Cash Flow(6) was $312 million in the third quarter of 2020.

Resumption of Share Repurchase Program; Guidance for 2020 Remains Withdrawn

The Board of Directors approved the reinstatement of the Company’s stock repurchase program beginning in the fourth quarter of 2020, which was temporarily suspended in May 2020 as a result of the economic uncertainty due to COVID-19.

“Our decision to resume our share buyback program reflects the strength of our business and financial position, and our commitment to maximizing returns for our shareholders, said Smith. “Our performance during this pandemic reinforces the strength of our ecosystem and various routes to market. While we are seeing some stability in certain end markets, there is still uncertainty in the pace of economic recovery, and as such our guidance remains withdrawn.”

(1)

As presented throughout this release, adjusted results represent non-GAAP financial measures and exclude charges or credits not indicative of core operations and the tax effect of these items, which may include but not be limited to merger integration, restructuring, acquisition costs, asset impairments, loss on extinguishment and modification of debt, and executive transition costs. Reconciliations from GAAP to non-GAAP financial measures can be found in this release as well as on the Investor Relations website at investor.theodpcorp.com.

(2)

After obtaining approval of the Company’s shareholders on May 11, 2020, the Company’s Board of Directors determined to set a reverse stock split ratio of 1-for-10 for a reverse stock split of the Company’s outstanding shares of common stock, and a reduction in the number of authorized shares of the Company’s common stock by a corresponding ratio. The reverse stock split was effective on June 30, 2020. All share and per share amounts in this release have been retroactively adjusted for the prior periods presented to give effect to this reverse stock split.

(3)

As used in this release, Free Cash Flow is defined as cash flows from operating activities less capital expenditures. Free Cash Flow is a non-GAAP financial measure and reconciliations from GAAP financial measures can be found in this release.

(4)

As used in this release, Adjusted Free Cash Flow excludes cash charges associated with the Company’s Business Acceleration Program of $4 million and its Maximize B2B Restructuring Plan of $13 million in the third quarter of 2020, cash charges associated with the Company’s Business Acceleration Program of $27 million and its Maximize B2B Restructuring Plan of $16 million in year-to-date 2020, cash charges associated with the Company’s Business Acceleration Program of $29 million in the third quarter of 2019, and the Federal Trade Commission cash settlement of $25 million and cash charges associated with the Company’s Business Acceleration Program of $59 million in year-to-date 2019. Adjusted Free Cash Flow is a non-GAAP financial measure and reconciliations from GAAP financial measures can be found in this release.

(5)

Adjusted depreciation and amortization each represents a non-GAAP financial measure and excludes accelerated depreciation caused by updating the salvage value and shortening the useful life of depreciable fixed assets to coincide with planned store closures under an approved restructuring plan, but only if impairment is not present.

(6)	Excludes cash charges associated with the Company’s Business Acceleration Program and Maximize B2B Restructuring Plan.

About The ODP Corporation

The ODP Corporation (NASDAQ:ODP) is a leading provider of business services and supplies, products and digital workplace technology solutions to small, medium and enterprise businesses, through an integrated business-to-business (B2B) distribution platform, which includes world-class supply chain and distribution operations, dedicated sales professionals and technicians, online presence, and approximately 1,200 stores. Through its banner brands Office Depot®, OfficeMax®, CompuCom® and Grand&Toy®, as well as others, the Company offers its customers the tools and resources they need to focus on their passion of starting, growing and running their business. For more information, visit news.theodpcorp.com and investor.theodpcorp.com.

The ODP Corporation and Office Depot are trademarks of The Office Club, Inc. OfficeMax is a trademark of OMX, Inc. CompuCom is a trademark of CompuCom Systems, Inc. Grand&Toy is a trademark of Grand & Toy, LLC in Canada. ©2020 Office Depot, LLC. All rights reserved. Any other product or company names mentioned herein are the trademarks of their respective owners.

FORWARD LOOKING STATEMENTS

This communication may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements or disclosures may discuss goals, intentions and expectations as to future trends, plans, events, results of operations, cash flow or financial condition, the potential impacts on our business due to the unknown severity and duration of the COVID-19 outbreak, or state other information relating to, among other things, the Company, based on current beliefs and assumptions made by, and information currently available to, management. Forward-looking statements generally will be accompanied by words such as “anticipate,” “believe,” “plan,” “could,” “estimate,” “expect,” “forecast,” “guidance,” “outlook,” “intend,” “may,” “possible,” “potential,” “predict,” “project,” “propose” or other similar words, phrases or expressions, or other variations of such words. These forward-looking statements are subject to various risks and uncertainties, many of which are outside of the Company’s control. There can be no assurances that the Company will realize these expectations or that these beliefs will prove correct, and therefore investors and stakeholders should not place undue reliance on such statements.

Factors that could cause actual results to differ materially from those in the forward-looking statements include, among other things, highly competitive office products market and failure to differentiate the Company from other office supply resellers or respond to decline in general office supplies sales or to shifting consumer demands; competitive pressures on the

Company’s sales and pricing; the risk that the Company is unable to transform the business into a service-driven, B2B platform that such a strategy will not result in the benefits anticipated; the risk that the Company may not be able to realize the anticipated benefits of acquisitions due to unforeseen liabilities, future capital expenditures, expenses, indebtedness and the unanticipated loss of key customers or the inability to achieve expected revenues, synergies, cost savings or financial performance; the risk that the Company is unable to successfully maintain a relevant omni-channel experience for its customers; the risk that the Company is unable to execute both the Business Acceleration Program and the Maximize B2B Restructuring Plan successfully or that such program and plan will not result in the benefits anticipated; failure to effectively manage the Company’s real estate portfolio; loss of business with government entities, purchasing consortiums, and sole- or limited- source distribution arrangements; failure to attract and retain qualified personnel, including employees in stores, service centers, distribution centers, field and corporate offices and executive management, and the inability to keep supply of skills and resources in balance with customer demand; failure to execute effective advertising efforts and maintain the Company’s reputation and brand at a high level; disruptions in computer systems, including delivery of technology services; breach of information technology systems affecting reputation, business partner and customer relationships and operations and resulting in high costs; unanticipated downturns in business relationships with customers or terms with the suppliers, third-party vendors and business partners; disruption of global sourcing activities, evolving foreign trade policy (including tariffs imposed on certain foreign made goods); exclusive Office Depot branded products are subject to additional product, supply chain and legal risks; product safety and quality concerns of manufacturers’ branded products and services and Office Depot private branded products; covenants in the credit facility; a downgrade in the Company’s credit ratings or a general disruption in the credit markets; incurrence of significant impairment charges; retained responsibility for liabilities of acquired companies; fluctuation in quarterly operating results due to seasonality of the Company’s business; changes in tax laws in jurisdictions where the Company operates; increases in wage and benefit costs and changes in labor regulations; changes in the regulatory environment, legal compliance risks and violations of the U.S. Foreign Corrupt Practices Act and other worldwide anti-bribery laws; volatility in the Company’s common stock price; changes in or the elimination of the payment of cash dividends on Company common stock; macroeconomic conditions such as future declines in business or consumer spending; increases in fuel and other commodity prices and the cost of material, energy and other production costs, or unexpected costs that cannot be recouped in product pricing; unexpected claims, charges, litigation, dispute resolutions or settlement expenses; catastrophic events, including the impact of weather events on the Company’s business; the discouragement of lawsuits by shareholders against the Company and its directors and officers as a result of the exclusive forum selection of the Court of Chancery, the federal district court for the District of Delaware or other Delaware state courts by the Company as the sole and exclusive forum for such lawsuits; impacts of the Company’s adoption of a limited duration shareholder rights plan including potential deterrence of unsolicited offers to acquire the Company; and the impact of the COVID-19 pandemic on the Company’s business, including on the demand for its and our customers’ products and services, on trade and transport restrictions and generally on our ability to effectively manage the impacts of the COVID-19 pandemic on our business operations. The foregoing list of factors is not exhaustive. Investors and shareholders should carefully consider the foregoing factors and the other risks and uncertainties described in the Company’s Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K filed with the U.S. Securities and Exchange Commission. The Company does not assume any obligation to update or revise any forward-looking statements.

THE ODP CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In millions, except per share amounts)

(Unaudited)

	13 Weeks Ended		39 Weeks Ended
	September 26,	September 28,	September 26,	September 28,
	2020	2019	2020	2019
Sales:
Products	$2,209	$2,377	$6,403	$6,921
Services	330	405	1,019	1,218
Total sales	2,539	2,782	7,422	8,139
Cost of goods sold and occupancy costs:
Products	1,727	1,840	5,086	5,412
Services	222	275	701	834
Total cost of goods sold and occupancy costs	1,949	2,115	5,787	6,246
Gross profit	590	667	1,635	1,893
Selling, general and administrative expenses	452	532	1,378	1,621
Asset impairments	10	5	423	50
Merger and restructuring expenses, net	26	22	107	105
Operating income (loss)	102	108	(273)	117
Other income (expense):
Interest income	—	5	3	16
Interest expense	(6)	(22)	(35)	(68)
Loss on extinguishment and modification of debt	—	—	(12)	—
Other income, net	3	2	7	7
Income (loss) before income taxes	99	93	(310)	72
Income tax expense	42	33	27	28
Net income (loss)	$57	$60	$(337)	$44
Earnings (loss) per share
Basic	$1.07	$1.09	$(6.40)	$0.81
Diluted	$1.04	$1.09	$(6.40)	$0.79

THE ODP CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(In millions, except shares and par value)

	September 26,	December 28,
	2020	2019
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$743	$698
Receivables, net	661	823
Inventories	1,000	1,032
Prepaid expenses and other current assets	76	75
Timber notes receivable	—	819
Total current assets	2,480	3,447
Property and equipment, net	602	679
Operating lease right-of-use assets	1,209	1,413
Goodwill	605	944
Other intangible assets, net	360	388
Deferred income taxes	170	183
Other assets	319	257
Total assets	$5,745	$7,311
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Trade accounts payable	$1,038	$1,026
Accrued expenses and other current liabilities	1,197	1,219
Income taxes payable	31	8
Short-term borrowings and current maturities of long-term debt	21	106
Non-recourse debt	—	735
Total current liabilities	2,287	3,094
Deferred income taxes and other long-term liabilities	199	176
Pension and postretirement obligations, net	73	85
Long-term debt, net of current maturities	354	575
Operating lease liabilities	1,037	1,208
Total liabilities	3,950	5,138
Commitments and contingencies
Stockholders’ equity:
Common stock — authorized 80,000,000 shares of $0.01 par value; issued shares — 62,528,954 at September 26, 2020 and 62,042,477 at December 28, 2019; outstanding shares — 52,671,761 at September 26, 2020 and 53,518,232 at December 28, 2019	1	1
Additional paid-in capital	2,662	2,652
Accumulated other comprehensive loss	(86)	(66)
Accumulated deficit	(427)	(89)
Treasury stock, at cost — 9,857,193 shares at September 26, 2020 and 8,524,245 shares at December 28, 2019	(355)	(325)
Total stockholders’ equity	1,795	2,173
Total liabilities and stockholders’ equity	$5,745	$7,311

THE ODP CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In millions)

(Unaudited)

	39 Weeks Ended
	September 26,	September 28,
	2020	2019
Cash flows from operating activities:
Net income (loss)	$(337)	$44
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	143	154
Amortization of debt discount and issuance costs	2	6
Charges for losses on receivables and inventories	27	22
Asset impairments	423	50
Loss on disposition of assets, net	6	2
Loss on extinguishment and modification of debt	12	—
Compensation expense for share-based payments	28	25
Deferred income taxes and deferred tax asset valuation allowances	11	23
Contingent consideration payments in excess of acquisition-date liability	(2)	(11)
Changes in working capital and other operating activities	176	(101)
Net cash provided by operating activities	489	214
Cash flows from investing activities:
Capital expenditures	(54)	(123)
Businesses acquired, net of cash acquired	(28)	(21)
Proceeds from collection of notes receivable	818	—
Other investing activities	10	2
Net cash provided by (used in) investing activities	746	(142)
Cash flows from financing activities:
Net payments on long and short-term borrowings	(337)	(74)
Debt retirement	(1,196)	—
Debt issuance	400	—
Cash dividends on common stock	(13)	(41)
Share purchases for taxes, net of proceeds from employee share-based transactions	(5)	(9)
Repurchase of common stock for treasury	(30)	(11)
Contingent consideration payments up to amount of acquisition-date liability	(1)	(12)
Other financing activities	(6)	2
Net cash used in financing activities	(1,188)	(145)
Effect of exchange rate changes on cash and cash equivalents	(4)	3
Net increase (decrease) in cash, cash equivalents and restricted cash	43	(70)
Cash, cash equivalents and restricted cash at beginning of period	700	660
Cash, cash equivalents and restricted cash at end of period	$743	$590
Supplemental information
Right-of-use assets obtained in exchange for new finance lease liabilities	$22	$21
Right-of-use assets obtained in exchange for new operating lease liabilities	85	211

THE ODP CORPORATION

GAAP to Non-GAAP Reconciliations

(Unaudited)

We report our results in accordance with accounting principles generally accepted in the United States (“GAAP”). We also review certain financial measures excluding impacts of transactions that are not related to our core operations (“non-GAAP”). Management believes that the presentation of these non-GAAP financial measures enhances the ability of its investors to analyze trends in its business and provides a means to compare periods that may be affected by various items that might obscure trends or developments in its business. Management uses both GAAP and non-GAAP measures to assist in making business decisions and assessing overall performance. Non-GAAP measures help to evaluate programs and activities that are intended to attract and satisfy customers, separate from expenses and credits directly associated with Merger, restructuring, and certain similar items. Certain non-GAAP measures are also used for short and long-term incentive programs.

Our measurement of these non-GAAP financial measures may be different from similarly titled financial measures used by others and therefore may not be comparable. These non-GAAP financial measures should not be considered superior to the GAAP measures, but only to clarify some information and assist the reader. We have included reconciliations of this information to the most comparable GAAP measures in the tables included within this material.

Free cash flow is a non-GAAP measure, which we define as cash flows from operating activities less capital expenditures. We believe that free cash flow is an important indicator that provides additional perspective on our ability to generate cash to fund our strategy and expand our distribution network. Adjusted Free Cash Flow is also a non-GAAP measure, which we define as free cash flow less the Federal Trade Commission cash settlement and cash charges associated with the Company’s Business Acceleration Program and its Maximize B2B Restructuring Plan.

(In millions, except per share amounts)

Q3 2020	Reported (GAAP)	% of Sales	Less: Charges & Credits	Adjusted (Non-GAAP)		% of Sales
Assets impairments	$10	0.4%	$10	$—		—%
Merger and restructuring expenses, net	$26	1.0%	$26	$—		—%
Operating income	$102	4.0%	$(36)	$138	(8)	5.4%
Income tax expense	$42	1.7%	$4	$38	(10)	1.5%
Net income	$57	2.2%	$(40)	$97	(11)	3.8%
Earnings per share (most dilutive)	$1.04		$(0.76)	$1.80	(11)
Depreciation and amortization	$46	1.8%	$1	$45	(12)	1.8%

Q3 2019	Reported (GAAP)	% of Sales	Less: Charges & Credits	Adjusted (Non-GAAP)		% of Sales
Selling, general and administrative expenses	$532	19.1%	$2	$530	(7)	19.1%
Assets impairments	$5	0.2%	$5	$—		—%
Merger and restructuring expenses, net	$22	0.8%	$22	$—		—%
Operating income	$108	3.9%	$(29)	$137	(8)	4.9%
Income tax expense	$33	1.2%	$(6)	$39	(10)	1.4%
Net income	$60	2.2%	$(23)	$84	(11)	3.0%
Earnings per share (most dilutive)	$1.09		$(0.44)	$1.53	(11)

THE ODP CORPORATION

GAAP to Non-GAAP Reconciliations

(Unaudited)

YTD 2020	Reported (GAAP)	% of Sales	Less: Charges & Credits	Adjusted (Non-GAAP)		% of Sales
Assets impairments	$423	5.7%	$423	$—		—%
Merger and restructuring expenses, net	$107	1.4%	$107	$—		—%
Operating income (loss)	$(273)	(3.7)%	$(530)	$257	(8)	3.5%
Loss on extinguishment and modification of debt	$(12)	(0.2)%	$(12)	$—		—%
Other income, net	$7	0.1%	$2	$5	(9)	0.1%
Income tax expense	$27	0.4%	$(44)	$71	(10)	1.0%
Net income (loss)	$(337)	(4.5)%	$(496)	$159	(11)	2.1%
Earnings (loss) per share (most dilutive)	$(6.40)		$(9.35)	$2.95	(11)
Depreciation and amortization	$143	1.9%	$3	$140	(12)	1.9%

YTD 2019	Reported (GAAP)	% of Sales	Less: Charges & Credits	Adjusted (Non-GAAP)		% of Sales
Selling, general and administrative expenses	$1,621	19.9%	$3	$1,618	(7)	19.9%
Assets impairments	$50	0.6%	$50	$—		—%
Merger and restructuring expenses, net	$105	1.3%	$105	$—		—%
Operating income	$117	1.4%	$(158)	$275	(8)	3.4%
Income tax expense	$28	0.3%	$(43)	$71	(10)	0.9%
Net income	$44	0.5%	$(115)	$160	(11)	2.0%
Earnings per share (most dilutive)	$0.79		$(2.10)	$2.89	(11)
Depreciation and amortization	$154	1.9%	$2	$152	(12)	1.9%

	13 Weeks Ended		39 Weeks Ended
	September 26,	September 28,	September 26,	September 28,
Adjusted EBITDA:	2020	2019	2020	2019
Net income (loss)	$57	$60	$(337)	$44
Income tax expense	42	33	27	28
Income (loss) before income taxes	99	93	(310)	72
Add (subtract)
Interest income	—	(5)	(3)	(16)
Interest expense	6	22	35	68
Adjusted depreciation and amortization (12)	45	51	140	152
Charges and credits, pretax (13)	36	29	540	158
Adjusted EBITDA	$186	$191	$402	$434

Amounts may not foot due to rounding. The sum of the quarterly amounts may not equal the reported amounts for the year due to rounding.

(7)	Adjusted selling, general and administrative expenses for the third quarter and year-to-date 2019 exclude charges for executive transition costs of $1 million and $2 million, respectively.
(8)	Adjusted operating income for all periods presented herein excludes merger and restructuring expenses, net, asset impairments (if any) and executive transition costs (if any).
(9)	Adjusted other income, net for year-to-date 2020 exclude credits for Indemnification asset adjustments of $2 million.
(10)	Adjusted income tax expense for all periods presented herein exclude the tax effect of the charges or credits not indicative of core operations as described in the preceding notes.
(11)

Adjusted net income and adjusted earnings per share (most dilutive) for all periods presented exclude merger and restructuring expenses, net, asset impairments (if any), executive transition costs (if any), loss on extinguishment and modification of debt (if any), indemnification asset adjustments (if any), and exclude the tax effect of the charges or credits not indicative of core operations.

(12)

Adjusted depreciation and amortization for all periods presented herein excludes accelerated depreciation caused by updating the salvage value and shortening the useful life of depreciable fixed assets to coincide with the planned store closures under an approved restructuring plan, but only if impairment is not present.

(13)

Charges and credits, pretax for all periods presented include merger and restructuring expenses, net, asset impairments (if any), executive transition costs (if any), loss on extinguishment and modification of debt (if any) and indemnification asset adjustments (if any).

THE ODP CORPORATION

GAAP to Non-GAAP Reconciliations

(Unaudited)

	13 Weeks Ended		39 Weeks Ended
	September 26,	September 28,	September 26,	September 28,
Free cash flow	2020	2019	2020	2019
Net cash provided by operating activities	$309	$212	$489	$214
Capital expenditures	(14)	(32)	(54)	(123)
Free cash flow (14)	$295	$180	$435	$91

Amounts may not foot due to rounding. The sum of the quarterly amounts may not equal the reported amounts for the year due to rounding.

(14)

In the third quarter of 2020, Free Cash Flow includes the impact of cash charges associated with the Company’s Business Acceleration Program of $4 million and its Maximize B2B Restructuring Plan of $13 million. In year-to-date 2020, Free Cash Flow includes the impact of cash charges associated with the Company’s Business Acceleration Program of $27 million and its Maximize B2B Restructuring Plan of $16 million. Accordingly, adjusting for these items, Free Cash Flow on an adjusted basis was $312 million and $478 million, respectively, in the third quarter and year-to-date 2020. In the third quarter of 2019, Free Cash Flow includes the impact of cash charges associated with the Company’s Business Acceleration Program of $29 million. In year-to-date 2019, Free Cash Flow includes the impact of the Federal Trade Commission cash settlement of $25 million and cash charges associated with the Company’s Business Acceleration Program of $59 million. Accordingly, adjusting for these items, Free Cash Flow on an adjusted basis was $209 million and $175 million, respectively, in the third quarter and year-to-date 2019.

THE ODP CORPORATION

Store Statistics

(Unaudited)

	Q3	Q3	YTD
	2019	2020	2020
Retail Division:
Stores opened	—	—	—
Stores closed	3	16	63
Total retail stores (U.S.)	1,317	1,244	—
Total square footage (in millions)	29.3	27.6	—
Average square footage per store (in thousands)	22.3	22.2	—